                                                                     EXHIBIT 2.2





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                            ASSET PURCHASE AGREEMENT

                                  by and among

                            LAMALIE ASSOCIATES, INC.,

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                                       and

                                DAVID M. DEWILDE

                                December 29, 1997



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



                                TABLE OF CONTENTS

1.       PURCHASE AND SALE OF ASSETS; CLOSING.................................1
         (a)      Purchase and Sale of Assets -- Generally....................1
         (b)      Assets......................................................1
                  (i)      Generally..........................................1
                  (ii)     Specified Items....................................2
         (c)      Excluded Assets.............................................3
         (d)      Procedure for Closing.......................................3
         (e)      Closing Costs...............................................3

2.       PURCHASE PRICE; ASSUMPTION OF LIABILITIES............................4
         (a)      Purchase Price..............................................4
         (b)      Payment of Purchase Price...................................4
         (c)      Legend on Note..............................................5
         (d)      Acceleration of Note........................................5
         (e)      Tangible Book Value; Proration of Certain Expenses..........5
         (f)      Assumption of Liabilities...................................5
         (g)      Allocation of Purchase Price................................6

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER.....6
         (a)      Organization and Standing...................................6
         (b)      Stock Ownership.............................................6
         (c)      Authority Relative to this Agreement........................6
         (d)      No Violations...............................................6
         (e)      Compliance with Agreements..................................7
         (f)      Tax Matters.................................................7
         (g)      Litigation..................................................7
         (h)      Title to and Condition of Assets............................7
         (i)      Client List; Engagement Letters.............................8
         (j)      Real Property Leases........................................8
         (k)      Customers/Clients...........................................8
         (l)      Employees...................................................8
         (m)      Employee Benefits...........................................9
         (n)      Owned Personal Property.....................................9
         (o)      Leased Personal Property....................................9
         (p)      Financial Statements.......................................10
         (q)      Insurance..................................................10
         (r)      Absence of Certain Changes or Events.......................10
         (s)      Compliance With Applicable Laws............................10
         (t)      Approvals and Consents.....................................11
         (u)      Disclosure.................................................11
         (v)      No Undisclosed Changes.....................................11

         (w)      Investment Representations.................................11

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ....................12
         (a)      Organization and Standing..................................12
         (b)      Authority Relative to this Agreement.......................12
         (c)      No Violations..............................................12
         (d)      LAI Stock..................................................12
         (e)      Financial Statements.......................................12
         (f)      Compliance with Agreements.................................13
         (g)      Compliance With Applicable Laws............................13
         (h)      Nasdaq.....................................................13
         (i)      Disclosure.................................................13

5.       DUE DILIGENCE INVESTIGATION.........................................13

6.       TRANSACTIONS PENDING CLOSING........................................13
         (a)      Business in the Ordinary Course............................13
         (b)      Notification of Change.....................................14
         (c)      Corporate Action; Approvals and Consents...................14
         (d)      Other Transactions Prohibited..............................14
         (e)      Disclosure of Transactions.................................14

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER............14
         (a)      Accuracy of Representations and Warranties.................15
         (b)      Employment Agreement.......................................15
         (c)      Lock-Up Agreement..........................................15
         (d)      Barnett Consent............................................15
         (e)      Compliance.................................................15
         (f)      No Material Adverse Change Prior to Closing................15
         (g)      Consents and Waivers.......................................15
         (h)      Active Status Certificate; Certified Copy of Articles......16
         (i)      Certificate................................................16
         (j)      Instruments of Transfer....................................16
         (k)      Opinion of Seller's Counsel................................16
         (l)      Litigation.................................................16
         (m)      Casualty...................................................16
         (n)      Termination of Financing Statements........................16
         (o)      Actions, Proceedings, Etc..................................17

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
         SELLER AND THE STOCKHOLDER..........................................17
         (a)      Accuracy of Representations and Warranties.................17
         (b)      Compliance.................................................17
         (c)      Certificate of the Purchaser...............................17

         (d)      Employment Agreement.......................................18
         (e)      Opinion of Purchaser's Counsel.............................18

9.       SURVIVAL OF REPRESENTATIONS, WARRANTIES,
         OBLIGATIONS, COVENANTS AND AGREEMENTS...............................18

10.      INDEMNIFICATION.....................................................18
         (a)      Indemnifications by the Seller and the Stockholder.........18
         (b)      Indemnification by the Purchaser...........................19
         (c)      Claims for Indemnification.................................19
         (d)      Right to Defend; Third-Party Claims, Etc...................19
         (e)      Cooperation................................................20
         (f)      Offset.....................................................20

11.      OBLIGATIONS AFTER THE CLOSING.......................................20
         (a)      Distribution of Consideration..............................20
         (b)      Transition of Business.....................................21
         (c)      Post Closing Access to Financial Records...................21
         (d)      Employment of Employees; Benefit Plans.....................21

12.      RESTRICTIVE COVENANTS...............................................21
         (a)      Noncompetition.............................................21
         (b)      Nonsolicitation of Clients and Employees...................21
         (c)      Extension of Time..........................................22
         (d)      Essential Elements.........................................22
         (e)      Severability...............................................22
         (f)      Termination Without Good Cause.............................23

13.      GENERAL.............................................................23
         (a)      No Brokers.................................................23
         (b)      Waivers....................................................23
         (c)      Remedies...................................................23
                  (i)      General...........................................23
                  (ii)     Mandatory Arbitration.............................23
         (d)      Expenses...................................................24
         (e)      Press Releases.............................................24
         (f)      Confidentiality............................................24
         (g)      Notices....................................................25
         (h)      Entire Agreement; Amendment................................25
         (i)      Assignability..............................................25
         (j)      Venue; Process.............................................25
         (k)      Further Assurances.........................................25
         (l)      Counterparts...............................................25
         (m)      Section and Other Headings.................................25
         (n)      Governing Law..............................................26




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



                            ASSET PURCHASE AGREEMENT


         THIS prevailing ASSET PURCHASE AGREEMENT is made and entered into this 29th of December, 1997, by and among LAMALIE ASSOCIATES, INC., a Florida corporation, (the "Purchaser"); CHARTWELL PARTNERS INTERNATIONAL, INC., a California corporation, (the "Seller"); and DAVID M. DEWILDE, an individual resident of the State of California (the "Stockholder").

                                   WITNESSETH:

         WHEREAS, the Seller is engaged in the executive search business (the "Business"); and

         WHEREAS, the Stockholder is the owner of one hundred percent (100%) of the issued and outstanding stock of the Seller; and

         WHEREAS, the Purchaser desires to purchase certain of the assets used in the operation of the Business of the Seller, and the Seller desires to sell such assets, all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the property aforementioned, it is hereby agreed as follows:

         1.       PURCHASE AND SALE OF ASSETS; CLOSING.

                  (a) Purchase and Sale of Assets -- Generally. In reliance upon the warranties, representations and covenants contained in this Agreement and on the terms and subject to the conditions of this Agreement, Seller hereby agrees that at the Closing (as defined below) it will, in the manner specified in this Agreement, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees that at the Closing it will purchase from Seller, the Business as a going concern and all of the right, title and interest of Seller in and to all of the "Assets" (as defined below), free and clear of all liabilities (fixed or contingent), obligations, security interests, liens, claims or encumbrances of any nature or kind whatsoever except "Assumed Liabilities" (as defined below).

                  (b)      Assets.

                           (i)      Generally. For purposes of this Agreement,
"Assets" shall mean all of the right, title and interest of Seller in and to any and all of the assets, properties, and rights (of every type, kind, nature and description whatsoever, tangible and intangible, real and personal, wherever located and whether or not reflected on the books of Seller) that, as of the date of this Agreement (the "Effective Date") or at any time between the Effective Date and the "Closing Date" (as defined below), constitute the Business or part thereof or are used by Seller in the operation of the Business. Notwithstanding the foregoing, Seller shall not sell and Purchaser shall not purchase




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

or acquire and the Assets shall not include any "Excluded Assets" (as defined below) or any other assets, properties and rights specifically excluded from the Assets by this Agreement.

                           (ii)     Specified Items. By way of explanation and
not in limitation of the foregoing, the "Assets" shall include all of the right, title and interest of Seller in and to any and all of the following (other than Excluded Assets) that, as of the Effective Date or at any time between the Effective Date and the "Closing Date" (as defined below), constitute the Business or part thereof or are used by Seller in the operation of the Business:

                                    (1)      the name "Chartwell Partners
International" and all rights and benefits associated therewith;

                                    (2)      all rights as lessee in, to, and
under all real estate leases to which Seller is a party as lessee (the "Real Property Leases"), together with all of Seller's right, title and interest in the fixtures and improvements, including construction-in-progress, and appurtenances thereto, located on the real property subject to such leases (all such parcels of real property being collectively referred to as the "Leased Real Property"), and any and all assignable warranties of third parties with respect thereto;

                                    (3)      all machinery, equipment (including
office equipment and machines), tools, computers, telephones and telephone systems, parts, accessories, and the like and any and all assignable warranties of third parties with respect thereto (the "Equipment");

                                    (4)      all of the contracts, personal
property leases, warranties, commitments, agreements, arrangements, and credit guaranties, whether oral or written, pursuant to which Seller enjoys any right or benefit or undertakes any liability or obligation, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, and arrangements on and after the "Closing Date" (as defined below) (the "Assigned Contracts");

                                    (5)      all rights of Seller pursuant to
engagement letters, contracts, agreements or otherwise, whether written or oral, to perform searches on behalf of clients or prospective clients, together with all rights of Seller against clients to collect fees for work-in-process billed after the Closing Date, excluding those items of work-in-process which are specifically designated in writing by the parties hereto as Excluded Assets (as defined below) (the "Work-in-Process");

                                    (6)      all designs, trademarks, trade
names, trade styles, service marks, and copyrights; all registrations and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets or processes; all confidential or proprietary information; and all computer software and any modifications thereof, both source and object code, together with all documentation, manuals, flow charts and logic diagrams related thereto, all to the extent either owned or licensed by Seller (the "Intellectual Property");

                                    (7)      all data and data bases,
correspondence, business plans and projections, client lists, client records, historical personnel records of each of the employees of



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Seller, manuals and printed instructions related to the Assets and the Business, and all other books, records, files and papers of Seller relating to the Assets and to the operation of the Business (the "Books and Records");

                                    (8)      to the extent permitted under
applicable law or regulation, all licenses, permits, certificates, and governmental authorizations of Seller (the "Permits");

                                    (9)      all fixtures and leasehold
improvements owned by Seller and located at or on the Leased Real Property and any and all assignable warranties covering such fixtures and leasehold improvements, owned by Seller (the "Fixtures"), and all furniture and furnishings other than Fixtures and any and all assignable warranties covering such furniture and furnishings (the "Furniture"); and

                                    (10)     all causes of action, claims and
demands of Seller related to other Assets (the "Assigned Claims").

                  (c) Excluded Assets. The Assets being purchased and sold hereunder shall not include the items identified on EXHIBIT A to this Agreement (collectively, the "Excluded Assets").

                  (d)      Procedure for Closing.

                           (i)      The closing of the transactions contemplated
by this Agreement (the "Closing") shall be held on January 2, 1998 commencing at 9:00 a.m., at the offices of Greene, Radovsky, Maloney & Share LLP, Four Embarcadero Center, Suite 4000, San Francisco, California 94111-4100, or at such other place or time as the parties to this Agreement may agree (the "Closing Date").

                           (ii)     At the Closing, in accordance with the terms
of this Agreement, the Seller shall deliver to the Purchaser a bill or bills of sale, assignments and all other documents or instruments necessary or appropriate in the opinion of counsel to the Purchaser to convey all right, title and interest in or to the Assets to the Purchaser and to effectuate the terms of this Agreement, and the Purchaser shall deliver the consideration for the purchase of the Assets as provided in Section 2 of this Agreement.

                  (e) Closing Costs. The Seller shall be responsible for and shall pay all the fees, taxes (including sales taxes), expenses and other costs, including any documentary or intangible taxes or stamps, on any documents required to effect transfer of title to the Assets, or any other item or amount required to be paid on account of or in connection with the transfer of title to the Assets to the Seller pursuant to this Agreement, excluding the payment of any legal and accounting fees of the Purchaser and any State of Florida documentary stamp taxes due and payable upon the issuance of the Note (as defined below).




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


         2.       PURCHASE PRICE; ASSUMPTION OF LIABILITIES.

                  (a) Purchase Price. In consideration of the purchase, sale, conveyance, transfer and delivery of the Assets, and upon the terms and subject to the conditions of this Agreement, the Purchaser shall pay to the Seller at the Closing the sum of Three Million Dollars ($3,000,000), plus the Tangible Book Value of the Assets (as defined below)(the "Purchase Price").

                  (b) Payment of Purchase Price. The Purchase Price shall be paid at the Closing, as follows:

                           (i)      One Million Two Hundred and Fifty Thousand
Dollars ($1,250,000), plus the Tangible Book Value of the Assets (as defined below), shall be paid in cash, by wire transfer or check;

                           (ii)     One Million Two Hundred and Fifty Thousand
Dollars ($1,250,000) shall be paid in the form of a note (the "Note"), the principal balance of which shall be payable in three equal annual installments of $416,667 each, bearing interest payable annually at the rate of 6.75% on the unpaid principal balance thereof, and the unpaid principal balance and accrued interest of which shall be convertible at the election of the Stockholder on each of the first three anniversary dates of its delivery, into common stock of Purchaser (the "LAI Stock"), at the following conversion prices:

                                    (1)      on the first anniversary date, if
the Stockholder elects to convert the Note, the unpaid principal balance and accrued interest then due thereon shall be converted into a number of shares of LAI Stock which shall be equal in value (as hereinafter determined) to the unpaid principal balance and accrued interest then due, and the LAI Stock shall be valued for this purpose at One Hundred and Fifteen Percent (115%) of its fair market value (defined as the average of the closing price of LAI common stock as reported by the NASDAQ National Market System for the ten trading days immediately preceding the Closing Date);

                                    (2)      on the second anniversary date, if
the Stockholder elects to convert the Note, the unpaid principal balance and accrued interest thereon then due shall be converted into a number of shares of LAI Stock which shall be equal in value (as hereinafter determined) to the unpaid principal balance and accrued interest then due, and the LAI Stock shall be valued for this purpose at One Hundred and Thirty-two Percent (132%) of its fair market value (defined as the average of the closing price of LAI common stock as reported by the NASDAQ National Market System for the ten trading days immediately preceding the Closing Date); and

                                    (3)      on the third anniversary date, if
the Stockholder elects to convert the Note, the unpaid principal balance and accrued interest thereon then due shall be converted into a number of shares of LAI Stock which shall be equal in value (as hereinafter determined) to the unpaid principal balance and accrued interest then due, and the LAI Stock shall be valued for this purpose at One Hundred and Fifty-two Percent (152%) of its fair market value (defined as the average of the closing price of LAI common stock as reported by the NASDAQ National Market System for the ten trading days immediately preceding the Closing Date).



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

                           (iii)    Five Hundred Thousand Dollars ($500,000)
shall be paid in LAI Stock, which shall be valued for this purpose at fair market value (defined as the average of the closing price of LAI common stock as reported by the NASDAQ National Market System for the ten trading days immediately preceding the Closing Date).

                  (c) Legend on Note. The Note shall be substantially in the form of EXHIBIT A(1) hereto and shall be imprinted with a legend substantially in the following form:

                  The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in an Asset Purchase Agreement dated December __, 1997 (the "Agreement") among the issuer of this Note, the person to whom this Note originally was issued, and certain other persons. This Note was originally issued on January __, 1998, and has not been registered under the Securities Act of 1933, as amended. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

                  (d) Acceleration of Note. In the event that the Stockholder is terminated by the Purchaser without good cause as defined in the Employment Agreement between the Purchaser and the Stockholder referred to in
Section 7(b) hereof, the Note shall become immediately due and payable in full on the date of such termination. The Note shall also become immediately due and payable in full on the death of the Stockholder.

                  (e) Tangible Book Value; Proration of Certain Expenses. The phrase "Tangible Book Value of the Assets" for purposes of this Section 2 shall mean the net book value of the tangible Assets being purchased hereunder as shown on the Seller's October 31, 1997 balance sheet: $126,484.98. All expenses and charges related to the Business, including all expenses and charges falling under the categories specified in the Seller's Profit and Loss Statement for the period ended October 31, 1997 and attached hereto as Exhibit H, shall be prorated as of the Closing Date. Purchaser shall bear all such expenses from and after the Closing Date. The parties shall use their best efforts to have all contracts and accounts related to the Business assigned to the Purchaser and to have the Seller and Stockholder released from obligations thereunder at the Closing Date or promptly thereafter.

                  (f) Assumption of Liabilities. At the Closing, as additional consideration for the sale, conveyance, transfer and delivery of the Assets, the Purchaser shall assume and become obligated for, commencing and effective from the Closing Date, the Assumed Liabilities, but shall not and does not assume any Excluded Liabilities. The assumption of the Assumed Liabilities will occur only to the extent that the Assumed Liabilities are current according to their terms as of the Closing Date and monthly payments thereunder do not materially exceed in amount those amounts estimated on EXHIBIT B hereto, and that, after such assumption, such liabilities are on terms and subject to conditions no less favorable to the Purchaser than the terms and conditions thereof as of the date of this Agreement. The Excluded Liabilities shall remain the sole obligation of the Seller. For purposes of this Agreement, the Term "Assumed Liabilities" shall mean the liabilities set forth on EXHIBIT B to this Agreement, and the "Excluded Liabilities" shall mean all liabilities and obligations of the Seller other than the Assumed Liabilities.



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

                  (g) Allocation of Purchase Price. The Purchaser and the Seller agree that the Purchase Price shall be allocated among the Assets in such manner as the parties shall agree, as set forth on EXHIBIT C hereto. Neither party will take a position contrary to such Exhibit for state or federal income tax purposes except to the extent required by Section 1060 of the Internal Revenue Code of 1986, as amended.

         3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
                  STOCKHOLDER.

                  The Seller and the Stockholder hereby jointly and severally represent and warrant to the Purchaser the following:

                  (a) Organization and Standing. The Seller is a corporation duly organized, validly existing and in active status under the laws of the State of California, and has the corporate power and authority to carry on its business as it is now being conducted. The Seller is subject to no material liability, and will not become subject to any material liability, by reason of its failure to qualify to do business as a foreign corporation in any state. The Seller has no subsidiaries.

                  (b) Stock Ownership. The Stockholder owns 100% of the outstanding capital stock of the Seller.

                  (c) Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by the Board of Directors of the Seller and by the Stockholder. No further corporate or other action is necessary on their part to make this Agreement valid and binding upon the Seller or upon the Stockholder and enforceable against each of them in accordance with the terms hereof or to carry out the transactions contemplated hereby, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws and equitable principles relating to or limiting creditors' right generally and by general principles of equity.

                  (d) No Violations. The execution, delivery and performance of this Agreement by the Seller and the Stockholder do not and will not: (i) constitute a breach or a violation of the Seller's Articles of Incorporation or by-laws, or of any material law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which the Seller or the Stockholder is a party or by which either of them is bound; (ii) constitute a violation of any material order, judgment or decree to which the Seller or the Stockholder is bound or by which any of the Seller's assets or properties are bound or affected; or (iii) result in the creation of any material lien, charge or encumbrance upon any of the Seller's assets or properties.

                  (e) Compliance with Agreements. The Seller is not a party to any agreement, indenture, deed of trust, instrument, judgment, order, obligation or decree which materially and adversely affects the Business or the Assets. The Seller is not in default under any agreement, indenture, deed of trust or other instrument to which it is a party or by which it may be bound, nor is it in violation of any applicable law or regulation, ordinance, order, injunction, decree or



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

requirement of any governmental body or court which might materially and adversely affect the Business or the Assets.

                  (f) Tax Matters. The Seller has prepared and filed all federal, state and local tax returns and reports as are or have been required to be filed, all taxes owed (whether or not shown on any tax return) have been timely paid in full, and all such tax returns and reports filed are true, correct, complete and accurate in all material respects. The Seller has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes, and the Seller is not a party to any pending audit examination, deficiency, or other action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Seller. No accrued and unpaid taxes of any kind exist, and no formal claims have been made or asserted by the United States Government or by any state or foreign country or local government for income or any other taxes, except such as have been paid or (whether or not disputed) are disclosed pursuant to this Agreement. True and complete copies of all federal, state and local tax returns filed by the Seller during the past five years have previously been delivered to the Purchaser. Adequate provision for any taxes (including any deferred taxes) due or to become due for the Seller through October 31, 1997 has been made and is reflected on the financial statements included on EXHIBIT H hereto. All taxes which the Seller is required by law to withhold or collect for payment have been duly withheld and collected, and have been paid to the proper governmental authority or are being withheld by the Seller. The Seller is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local law. There are no liens with respect to taxes upon any of the Assets.

                  (g) Litigation. The Seller is not a party to any litigation, proceeding or administrative investigation and none is pending or, to the knowledge of the Seller or the Stockholder, threatened against the Seller, its properties, or any property used in its business or any of the Assets, and, to the knowledge of the Seller or the Stockholder, other than the letter dated December 15, 1997 from Craig J. Zinda of First American Real Estate Information Services, Inc. to Glen S. Corso, there is no basis for any such litigation, proceeding or investigation which might have a material adverse effect, financial or otherwise, on the Seller, its business, property, operations or prospects, or any of the Assets. There is no outstanding material order, writ, injunction or decree of any court, government, governmental authority or arbitration against or affecting the Seller, its properties or business, or any of the Assets.

                  (h) Title to and Condition of Assets. The Seller has good and marketable title to all of the Assets, except the Assigned Contracts. The Assets are subject to no guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, or other liability (whether accrued, absolute, contingent or otherwise) which would have a material adverse effect, financial or otherwise, on the Seller, its business, property, operations or prospects, or any of the Assets, other than as disclosed in this Agreement and in the Exhibits hereto, whether or not such liabilities are customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles. In addition, to the knowledge of the Seller or the Stockholder, there are no facts in existence on the date hereof that might reasonably serve as the



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

basis now in or in the future for the Assets becoming subject to any such liability or obligation. The Assets that constitute tangible property are in good condition and repair, ordinary wear and tear excepted, are in the possession of the Seller, and are operated in conformity with all applicable laws, ordinances and regulations.

                  (i) Client List; Engagement Letters. A list of all of the existing clients of the Seller as of the date of this Agreement, certified by the Seller and the Stockholder as true, complete and correct, has been delivered to the Purchaser prior to the execution of this Agreement (the "Client List"). An updated certified Client List shall be delivered to the Purchaser on the Closing Date. True and correct copies of all engagement letters of the Seller for searches which are or will be in progress on the Effective Date and prior to the Closing Date have been delivered to the Purchaser prior to the execution of this Agreement, (or, if entered into between the date of this Agreement and the Closing Date, will be delivered to the Purchaser on the Closing Date). The Seller and the Stockholder will take all reasonable and necessary steps to ensure that a good relationship is maintained with each of its clients or prospective clients after the Effective Date, whether or not listed on the Client List, and will also take all reasonable and necessary steps to encourage its clients and prospective clients to do business with Purchaser after the Closing Date. Neither the Seller nor the Stockholder make any representation or warranty as to the assignability of the engagement letters or their enforceability following the consummation of the transactions contemplated hereby, or as to whether the client will make payments thereunder.

                  (j) Real Property Leases. Attached hereto as EXHIBIT D is a true and correct list of all Leased Real Property. True and correct copies of all Real Property Leases have been delivered to the Purchaser prior to the execution of this Agreement. Each Real Property Lease is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute default thereunder the enforcement of which would materially adversely affect the Assets or the Business. Except as described on EXHIBIT D, the assignment of any Real Property Lease does not require the consent of the lessor thereunder, and such assignment will not cause a breach, default, or event of default thereunder.

                  (k) Customers/Clients. Except as disclosed to the Purchaser in writing on or before the Closing Date, to the knowledge of the Seller or the Stockholder, there has been no termination, cancellation or material limitation, modification or change since October 31, 1997 in the business relationship of the Seller with any client.

                  (l) Employees. To the knowledge of the Seller or the Stockholder, no executive, key employee, or group of employees has any plans to terminate employment with the Seller prior to the Closing Date, or to decline to accept any offer of employment made by the Purchaser on or after the Closing Date. Notwithstanding the foregoing, the Seller and the Stockholder believe that some executives believe that they have insufficient information to make a decision with respect to any offer of employment by the Purchaser, and may make plans not to accept any such offer.

                  (m) Employee Benefits. EXHIBIT E hereto contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of the Seller, which are presently in effect or were in effect at any time prior to the Closing Date: (i) employee benefit plans within the meaning of ERISA Section 3(3); and (ii) any other employee benefit plan, program, policy or arrangement, whether written or unwritten, formal or informal, which Seller has maintained, currently maintains, or to which it has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the "Employee Benefit Plans"). The Assets are not, and Seller does not reasonably expect them to become, subject to a lien imposed under ERISA Section 4068. Seller never has had and currently has no obligation to contribute to any multi-employer plan, as defined in ERISA Section 3(37), with respect to the Business. Seller has not completely or partially withdrawn from any multi-employer plan, within the meaning of ERISA Section 3(37). The Business has not suffered a seventy percent decline in "contribution base units," within the meaning of ERISA Section 4205(b)(1)(A), in any plan year beginning after 1979. There are no actions, audits or claims pending or, to the knowledge of the Seller or the Stockholder, threatened against the Assets or the Business with respect to the Business's maintenance of the Employee Benefit Plans, other than routine claims for benefits. Seller has complied with any applicable continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 ("COBRA"). The Purchaser has no COBRA obligation, or obligation under any state statute of similar import, with respect to current or former employees, and the Seller and the Stockholder promise to indemnify the Purchaser and hold it harmless for any costs or expenses relating to any allegations or findings of liability with respect to such current or former employees for "qualifying events" (as defined in Section 4980 B(f)(3) of the Internal Revenue Code) occurring on or before the date such individual becomes a participant in the Purchaser's group health plans.

                  (n) Owned Personal Property. EXHIBIT F contains a true and correct list and a brief description of all Equipment owned by Seller and included in the Assets (excluding items of equipment having a fair market or net book value of less than $5,000). The Equipment is and at Closing will be in good operating condition (normal wear and tear excepted). EXHIBIT F contains a true and correct list and a brief description of all Furniture, Fixtures and other items of tangible personal property (excluding items of Furniture, Fixtures and other personal property owned by Seller and having a fair market or net book value of less than $5,000) owned by Seller and included in the Assets. The Furniture, Fixtures and other items of tangible personal property included in the Assets are and at Closing will be in good operating condition (normal wear and tear excepted).

                  (o) Leased Personal Property. EXHIBIT G contains a true and correct list and brief description of all items of tangible personal property leased by Seller. True, correct and complete copies of all documents evidencing the leases described on EXHIBIT G are attached hereto. Each of the leases described on EXHIBIT G is now, and will be on the Closing Date, in full force and effect and there are not now, and will not be on the Closing Date, any existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequence of which would have a material adverse effect on the Assets or the Business. Except as shown on EXHIBIT G, all such leases are fully assignable without the consent of any third party, and such assignment will not cause a breach, default, or event of default thereunder.

                  (p) Financial Statements. Attached to this Agreement as EXHIBIT H are financial statements of the Seller for the years ended December 31, 1994, 1995 and 1996, and for the ten month period ended October 31, 1997, which statements: (i) include the Seller's balance sheet as of December 31, 1994, 1995 and 1996, and as of October 31, 1997, and income statement for the years ended December 31, 1994, 1995 and 1996 and the ten month period ended October 31, 1997; (ii) are in accordance with the books and records of the Seller; (iii) are true and accurate statements and fairly set forth the financial condition and results of operations of the Seller as of the dates thereof; (iv) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as set forth on EXHIBIT H; and (v) contain and reflect all necessary adjustments for a fair presentation of the financial condition and results of operations for the periods covered by the statements.

                  (q) Insurance. EXHIBIT I contains a true, complete and correct list of all insurance policies maintained by Seller and Stockholder in connection with the Business, including, but not limited to, professional malpractice, life, casualty, fire, general liability, employers' liability, title, business interruption, errors and omissions, and all other forms of insurance, in each case indicating the insurer and the amount, scope and coverage of such policies (effective dates, deductibles, and any aggregate limits). All such policies are in full force and effect, and all premiums payable pursuant thereto for all periods up to and including the Closing Date have been or will be fully paid by the Seller. The Seller has not received any notice from any insurance carrier or otherwise that (i) such insurance will be cancelled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs will be substantially increased. Except as disclosed on EXHIBIT I, there are no claims pending under such policies of insurance and no notices have been given by the Seller under such policies.

                  (r) Absence of Certain Changes or Events. Other than as disclosed in exhibits to this Agreement and in the ordinary course of its business or in connection with effecting the transactions contemplated by this Agreement, and other than bonus payments or dividends made to certain employees of the Seller, a schedule of which bonus payments has been provided to the Purchaser prior to the execution of this Agreement, since October 31, 1997, there has not been (i) any material adverse change in the financial condition, Assets or results of operations of the Business; or (ii) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Assets or the Business.

                  (s) Compliance With Applicable Laws. The conduct of its business by the Seller and the Closing of the transactions contemplated by this Agreement do not violate or infringe any federal, state, local or foreign law, statute, ordinance, license or regulation that is presently in effect or that to the knowledge of the Seller or the Stockholder is proposed to be adopted (including, without limitation, laws relating to environmental liability) that would materially and adversely affect the Business or the Assets. Such conduct and Closing do not violate or infringe any right or concession, copyright, trademark, trade name, patent, know-how or other proprietary right of others, the enforcement of which would materially and adversely affect the Business or the value of the Assets. The Seller has and has maintained all material licenses and permits required by all local, state and federal authorities and regulating bodies.

                  (t) Approvals and Consents. Except as set forth on EXHIBIT J, no consent, approval or authorization is required in connection with the execution or delivery of this Agreement by the Seller and the Stockholder or the consummation by either of them of the transactions contemplated hereby.

                  (u) Disclosure. No representation or warranty made by the Seller or the Stockholder in this Agreement, the exhibits hereto or any of the documents and papers required to be delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  (v) No Undisclosed Changes. The representations and warranties made by the Seller and the Stockholder pursuant to this Section 3 of this Agreement are and will be true and complete as of not only the date of this Agreement, but also as though again made on the Closing Date, except to the extent that such representations and warranties are incorrect as of such later date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

                  (w) Investment Representations. Seller (i) understands that the Note and the LAI Stock acquired by it as part of the Purchase Price pursuant to this Agreement have not been, and will not be, registered under the Securities Act of 1933 or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Note and the LAI Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Stockholder), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in investing in the Note and the LAI Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Note and the LAI Stock, (vi) is an Accredited Investor as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder, and
(vii) is aware that all shares of the LAI Stock acquired as part of the Purchase Price will be subject to the Lock-Up Agreement (as hereinafter defined).

         4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

                  The Purchaser hereby represents and warrants the following:

                  (a) Organization and Standing. The Purchaser is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the corporate power and authority to carry on its business as it is now being conducted. The Purchaser is subject to no material liability, and will not become subject to any material liability, by reason of its failure to qualify to do business as a foreign corporation in any state.

                  (b) Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Purchaser have been duly authorized by the Board of Directors of the Purchaser. No further corporate or other action is necessary on the part of the Purchaser to make this Agreement valid and binding upon the Purchaser and enforceable against it in accordance with the terms hereof or to carry out the transactions contemplated hereby, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws and equitable principles relating to or limiting creditors' right generally and by general principles of equity.

                  (c) No Violations. Except with respect to the Purchaser's existing credit arrangements with Barnett Bank, N.A., the execution, delivery and performance of this Agreement by the Purchaser do not and will not: (i) constitute a breach or a violation of the Purchaser's Articles of Incorporation or by-laws, or of any material law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which the Purchaser is a party or by which it is bound; (ii) constitute a violation of any material order, judgment or decree to which the Purchaser is bound or by which any of the Purchaser's assets or properties are bound or affected; or
(iii) result in the creation of any lien, charge or encumbrance upon any of the Purchaser's assets or properties.

                  (d) LAI Stock. Upon the delivery of the LAI Stock and any of the Purchaser's stock issued pursuant to the Note to the Seller, the Seller will acquire good and marketable title to such Stock, free and clear of any liens, encumbrances, or restrictions, except as imposed by law or contemplated by this Agreement, and the shares of such Stock, when issued in accordance with the provisions of this Agreement, will be fully paid and nonassessable. Upon the delivery of the Note to the Seller, the Seller will acquire good and marketable title to the Note, free and clear of any liens, encumbrances, or restrictions, except as imposed by law or contemplated by this Agreement.

                  (e) Financial Statements. The financial statements that are included as part of the Purchaser's Form 10-Q filed for the quarter ended August 31, 1997, (the Financial Statements") were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, were prepared in accordance with the books and records of the Purchaser and present fairly the financial position of the Purchaser as of the respective dates thereof and the results of operations of Purchaser for the respective periods then ended.

                  (f) Compliance with Agreements. The Purchaser is not a party to any agreement, indenture, deed of trust, instrument, judgment, order, obligation or decree which materially and adversely affects its business or its assets. The Purchaser is not in default under any agreement, indenture, deed of trust or other instrument to which it is a party or by which it may be bound, nor is it in violation of any applicable law or regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which might materially and adversely affect its business or its assets.

                  (g) Compliance With Applicable Laws. The conduct of its business by the Purchaser and the Closing of the transactions contemplated by this Agreement do not violate or infringe any federal, state, local or foreign law, statute, ordinance, license or regulation that is presently in effect or that to the knowledge of the Purchaser is proposed to be adopted (including, without limitation, laws relating to environmental liability) and that would materially and adversely affect its business or its assets. Such conduct and Closing do not violate or infringe any right or concession, copyright, trademark, trade name, patent, know-how or other proprietary right of others, the enforcement of which would materially and adversely affect the business or the assets of the Purchaser. The Purchaser has and has maintained all material licenses and permits required by all local, state and federal authorities and regulating bodies.

                  (h) Nasdaq. The LAI Stock shall be listed for quotation on Nasdaq effective upon the Closing.

                  (i) Disclosure. No representation or warranty made by the Purchaser in this Agreement, the exhibits hereto or any of the documents and papers required to be delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         5.       DUE DILIGENCE INVESTIGATION.

         Between the Effective Date and the Closing Date, the Seller and the Stockholder shall (i) give to the Purchaser's designated representatives full and complete access, from time to time, during normal business hours, and upon reasonable advance notice, to the Seller's business offices, premises, books, records and business information, (ii) permit the Purchaser's designated representatives to make such examinations of the foregoing, and conduct such other investigations, as they consider appropriate to determine and verify the condition (financial or otherwise) of the Business and the Assets and to consummate the transactions contemplated by this Agreement, and (iii) furnish to the Purchaser's designated representatives such additional information with respect to the Business and the Assets as they may reasonably request from time to time.

         6.       TRANSACTIONS PENDING CLOSING.

                  (a) Business in the Ordinary Course. Except as otherwise expressly required or permitted by this Agreement and except as otherwise authorized or approved by the Purchaser between the Effective Date and the Closing Date, the Stockholder and the Seller agree that the Seller shall conduct the Business in the ordinary course and shall (i) use reasonable efforts to maintain and preserve the Business and the Assets intact, to keep available the services of its present employees and to preserve the goodwill of clients, customers and others having business relations with it; (ii) meet all obligations of the Seller under each agreement assigned hereunder; (iii) keep in force at no less than their present limits all existing policies of insurance; and (iv) bill all of the clients of the Seller in accordance with the terms of any engagement letters applicable to them and consistent with the past practices of the Seller.

                  (b) Notification of Change. The Seller and the Stockholder will each immediately notify the Purchaser, in writing, of any event or condition known to either Seller or the Stockholder which occurs prior to Closing hereunder and causes a change in the facts relating to, or the truth of any of the representations set forth in Section 3 of this Agreement or that otherwise adversely affects or that is reasonably likely to affect the Assets or the operation of the Business. Between the date of this Agreement and the Closing, the Seller and the Stockholder will promptly advise the Purchaser in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in or disclosed pursuant to this Agreement.

                  (c) Corporate Action; Approvals and Consents. The Seller and the Stockholder will each take all corporate and other action and use their best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by any of them in order to effectuate the consummation of the transactions contemplated hereby.

                  (d) Other Transactions Prohibited. Between the date of this Agreement and the Closing, neither the Stockholder, the Seller nor any of its officers, directors, employees or stockholders will enter into any negotiations or agreements with any person or entity other than the Purchaser with respect to the sale of all or any part of the Assets or the sale of all or any portion of the capital stock of the Seller.

                  (e) Disclosure of Transactions. From and after the date of this Agreement and regardless of whether or not the transactions contemplated by this Agreement are ever consummated, all of the parties to this Agreement, and their respective agents, employees, contractors and representatives, shall treat as confidential all information with respect to the Purchase Price and all other material terms and conditions of the transactions contemplated by this Agreement (collectively the "Price and Terms"), and shall not make, or permit to be made, any public announcement or other disclosure whatsoever of the Price and Terms (except as such disclosure may be compelled by law) without the prior consent of all other parties.

         7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER.

                  The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any of which may be waived in writing by the Purchaser):

                  (a) Accuracy of Representations and Warranties. Each of the representations, warranties and statements of the Seller and the Stockholder contained in this Agreement, all exhibits hereto and any documents delivered in connection herewith shall not only have been true and complete as of the date of this Agreement but shall also be true and complete in all material respects as though again made on the Closing Date, except (i) to the extent that such representations and warranties and statements are incorrect as of such later date by reason of events occurring after the date of this Agreement in compliance with the terms hereof or (ii) to the extent that such inaccuracies do not, in the aggregate, constitute a material adverse change in the Assets or the Business or the results of operations of the Seller.

                  (b) Employment Agreement. The Stockholder shall have entered into an Employment Agreement with the Purchaser, substantially in the form of that Employment Agreement attached hereto as EXHIBIT K (the "Employment Agreement").

                  (c) Lock-Up Agreement. The Seller and the Stockholder shall have entered into a Lock-Up Agreement with respect to the LAI Stock received as part of the Purchase Price, substantially in the form of that Lock-Up Agreement attached hereto as EXHIBIT L, containing certain restrictions on the ability of the Seller and the Stockholder to sell, convey, assign or otherwise transfer the LAI Stock (the "Lock-Up Agreement"). The Lock-Up Agreement shall provide, in pertinent part, that the Stockholder shall not, for a period of two (2) years after the Closing Date, directly or indirectly, offer, sell, transfer, pledge, contract to sell or otherwise dispose of, or cause or in any way permit to be offered, sold, transferred, pledged or otherwise disposed of, or grant any options, warrants or other rights to acquire, any shares of the LAI Stock owned by the Stockholder as of the Closing Date. The Lock-Up Agreement shall terminate in the event of the death, permanent disability or termination without good cause of the Stockholder as defined in the Employment Agreement.

                  (d) Barnett Consent. The Purchaser shall have received the consent of Barnett Bank, N.A. to the transactions contemplated pursuant to this Agreement; provided, however, that the Purchaser shall use its reasonable best efforts to obtain that consent.

                  (e) Compliance. The Seller and the Stockholder shall each have performed and complied with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by each of them at or prior to the Closing.

                  (f) No Material Adverse Change Prior to Closing. Seller shall not have suffered any material adverse change in the Assets or the Business or the results of operation thereof, nor shall there have occurred any event that has had or is reasonably expected to have a materially adverse effect on the Assets or the Business or the results of operation thereof.

                  (g) Consents and Waivers. Purchaser shall have received any required consents or waivers for the consummation of the transactions described herein.

                  (h) Active Status Certificate; Certified Copy of Articles. The Purchaser shall have received a certificate executed by the Secretary of State of the State of California dated within 14 days prior to the Closing Date certifying that the Seller is a corporation in active status under the laws of the State of California and a certificate executed by the Secretary of State of the State of California dated within 14 days prior to the Closing Date certifying to a true and complete copy of the Seller's Articles of Incorporation.

                  (i) Certificate. The Purchaser shall have received a certificate executed by the President of the Seller, attested to by the Secretary of such corporation under its corporate seal, and executed by the Stockholder, dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, certifying as to:

                           (i) the fulfillment of the matters set forth in Sections 7(a) through (g) of this Agreement,

                           (ii) the resolutions adopted by the Board of Directors of the Seller and the Stockholder approving the execution of this Agreement and the consummation of the transactions contemplated hereby; and

                           (iii) the incumbent officers of the Seller and the authenticity of the signatures of each.

                  (j) Instruments of Transfer. The Seller shall have delivered to the Purchaser such bills of sale, endorsements, assignments, licenses and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably necessary or appropriate to vest in the Purchaser all of the Seller's right, title and interest in and to the Assets, free and clear of all liens, charges, encumbrances, pledges or claims of any nature which would have a material adverse effect on the Business all in form and substance satisfactory to counsel to the Purchaser.

                  (k) Opinion of Seller's Counsel. The Purchaser shall have received an opinion of Greene Radovsky Maloney & Share LLP, counsel to the Seller, dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, to the effect of that set forth in EXHIBIT M.

                  (l) Litigation. There shall not be any litigation or proceeding to restrain or invalidate the consummation of the transactions contemplated hereby, the defense of which would, in the sole discretion of the Purchaser, involve expense to the Purchaser or a lapse of time that would be materially adverse to its interests with respect hereto.

                  (m) Casualty. Since the date of this Agreement, and prior to the completion of the Closing on the Closing Date, no material portion of the Assets shall have been destroyed or damaged (whether or not there exists insurance against such loss).

                  (n) Termination of Financing Statements. No financing statements shall be of record with any state or any subdivision thereof, or in the public records of any county thereof, with respect to any of the Assets which shall have a material adverse effect on the value of the Assets. The Seller shall have furnished evidence satisfactory to counsel to the Purchaser of the termination of any financing statements previously on record with respect to any of the Assets, but if any such financing statements shall be of record with any state or any subdivision thereof or of any other state or in the public records of any county thereof, with respect to the Assets (whether or not such financing statements have a material adverse effect on the value of the Assets), the Seller shall deliver termination statements, releases or other documents satisfactory to counsel to the Purchaser which will be effective upon recording or filing to terminate or release all such filings of record with respect to the Assets.

                  (o) Actions, Proceedings, Etc. All actions, proceedings, instruments, agreements and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, counsel to the

Purchaser; and, such counsel shall have been furnished with such copies (certified if requested) of all such actions, proceedings, instruments, agreements and documents as they shall have reasonably requested.

         8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND THE STOCKHOLDER.

                  The obligations of the Seller and the Stockholder under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (the fulfillment of any one of which may be waived in writing by such parties):

                  (a) Accuracy of Representations and Warranties. The representations and warranties and statements of the Purchaser contained in this Agreement shall not only have been true and complete on the date of this Agreement and when made but shall also be true and complete as though again made on the Closing Date, except to the extent that they are incorrect as of the Closing Date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

                  (b) Compliance. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by it at or prior to the Closing.

                  (c) Certificate of the Purchaser. The Seller shall have received a certificate exe cuted by the President of the Purchaser and attested to by its Secretary under its corporate seal, dated the Closing Date, certifying as to:

                           (i) the fulfillment of the matters mentioned in Sections 8(a) and (b) of this Agreement;

                           (ii) the resolutions adopted by the Board of Directors of the Purchaser approving the execution of this Agreement and the consummation of the transactions con templated hereby; and

                           (iii) the incumbent officers of the Purchaser and the authenticity of the signatures of each.

                  (d) Employment Agreement. The Purchaser shall have entered into an Employment Agreement with the Stockholder, substantially in the form of the Employment Agreement attached hereto as EXHIBIT K (the "Employment Agreement).

                  (e) Opinion of Purchaser's Counsel. The Seller shall have received an opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., counsel to the Purchaser, dated the Closing Date, satisfactory in form and substance to the Seller and its counsel.

         9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, OBLIGATIONS, COVENANTS AND AGREEMENTS.

         Each of the representations, warranties, obligations, covenants and agreements of the Seller, the Stockholder and the Purchaser included or provided for in this Agreement or in any Exhibit to this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months after the Closing Date, except for (i) the representation and warranty of the Seller and the Stockholder set forth in Sections 3(f) and (m) hereof, which shall survive the Closing Date and continue in full force and effect up to and including the applicable statute of limitations, and (ii) the Restrictive Covenants set forth in Section 12 hereof, which shall survive the Closing Date for the periods set forth therein.

         10.      INDEMNIFICATION.

                  (a) Indemnifications by the Seller and the Stockholder. The Seller and the Stockholder jointly and severally agree to indemnify and hold harmless the Purchaser in respect of any and all claims, losses and expenses which may be incurred by the Purchaser arising out of:

                           (i) any material breach by either the Seller or the Stockholder of any of the representations, warranties, covenants or agreements made by either of them in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;

                           (ii) any attempt (whether or not successful) by any person to cause or require the Purchaser to pay or discharge any debt, obligation, liability or commitment of the Seller other than an Assumed Liability; or any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 10, including reasonable fees and disbursements of counsel;

provided, however, that the Seller and the Stockholder shall not have any obligation to indemnify the Purchaser hereunder: (A) until the Purchaser has suffered claims, losses and expenses arising out of the events set forth in (i) through (iii) above in excess of a $50,000 aggregate deductible, or (B) thereafter to the extent the claims, losses and expenses the Purchaser has suffered arising out of the events set forth in (i) through (iii) above exceeds an aggregate dollar amount equal to Three Million Dollars ($3,000,000).

                  (b) Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller and the Stockholder in respect of any and all claims, losses and expenses which may be incurred by the Seller or the Stockholder arising out of:

                           (i) any material breach by the Purchaser of any of the representations, warranties, covenants or agreements made by it in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;

                           (ii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 10, including reasonable fees and disbursements of counsel;

provided, however, that the Purchaser shall not have any obligation to indemnify the Seller or the Stockholder hereunder, except as to any of the Assumed
Liabilities: (A) until the Seller or the Stockholder have suffered claims, losses and expenses arising out of the events set forth in (i) and (ii) above in excess of a $50,000 aggregate deductible, or (B) thereafter to the extent the claims, losses and expenses the Seller and the Stockholder have suffered arising out of the events set forth in (i) and (ii) above exceeds an aggregate dollar amount equal to Three Million Dollars ($3,000,000).

                  (c) Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 10, the indemnified party shall notify the party or parties (as the case may be) against whom indemnification is sought (whether one party or more, the "Indemnifying Party") in writing of the facts constituting the basis for such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnification right and the amount or an estimate of the amount of the liability arising therefrom. The right to indemnification hereunder and the amount or the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within 45 days after the receipt of such notice, the Indemnified Party is notified in writing that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice.

                  (d)      Right to Defend; Third-Party Claims, Etc.

                           (i)      If the facts giving rise to any such
indemnification right shall involve any actual or threatened claim or demand by any third party against the indemnified party or any possible claim by the indemnified party against any third party, such claim by or against a third party shall be referred to as a "Third-Party Claim." If the Indemnifying Party gives the indemnified party an agreement in writing, in form and substance reasonably satisfactory to counsel to the indemnified party confirming the agreement to indemnify and save the indemnified party harmless from all costs and liability arising from any Third-Party Claim, the Indemnifying Party may at its own expense undertake full responsibility for the defense or prosecution of such Third-Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to deliver such an agreement of indemnity to the indemnified party:

                                    (1)      the Indemnifying Party at its own
expense may nevertheless participate with the indemnified party in the defense or prosecution of the Third-Party Claim and in any and all settlement negotiations relating thereto, and

                                    (2)      the indemnified party may contest
or settle the Third-Party Claim on such terms at it may choose, although the indemnified party shall not reach a settlement until it has consulted in good faith with the Indemnifying Party.

Any such participation shall not relieve the Indemnifying Party of its obligations to indemnify the indemnified party under this Section 10.

                           (ii)     If by reason of any Third-Party Claim a
lien, attachment, garnishment or execution is placed upon any of the property or assets of the indemnified party, the Indemnifying Party, if it desires to exercise its right to defend or prosecute such suit, shall furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

                  (e) Cooperation. The parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

                  (f) Offset. With respect to any claims by the Purchaser against the Seller or the Stockholder for indemnification under this Section 10, in furtherance and not in limitation of its rights under this Agreement, the Purchaser, at its option, shall be entitled to an immediate right of offset against any amounts owed by the Purchaser to either the Seller or the Stockholder, specifically excluding any payments to be paid to Stockholder as compensation under the Employment Agreement.

         11.      OBLIGATIONS AFTER THE CLOSING.

                  (a) Distribution of Consideration. The Seller and the Stockholder hereby covenant that on and after the Closing, they shall pay and distribute any and all consideration paid by the Purchaser to the Seller pursuant hereto in accordance with all applicable laws and shall indemnify and hold the Purchaser harmless from any liability arising by virtue of any failure on the part of the Seller or the Stockholder to comply in all respects with this covenant.

                  (b) Transition of Business. The Seller and the Stockholder agree to assist as requested to effect an orderly transition of the Business to the Purchaser.

                  (c) Post Closing Access to Financial Records. There may be circumstances from time to time hereafter, whether in connection with the preparation of historical audited financial statements or otherwise, where the Purchaser may need to have access to the financial records retained by the Seller and/or the Stockholder, or their respective agents, with respect to the Assets or the Business. The Seller and the Stockholder agree to provide to the Purchaser and its counsel, accountants and other representatives full access during normal business hours for inspection of such financial records of the Seller and/or the Stockholder relating to the Assets or the Business as the Purchaser or its counsel or accountants may from time to time reasonably request.

                  (d) Employment of Employees; Benefit Plans. On the Closing Date, Purchaser shall offer employment to such employees of Seller as Purchaser, in its sole discretion, shall deem to be in its best interest. Purchaser will assume no responsibility with regard to any Employee Benefit Plans of Seller. Purchaser agrees to give each employee of Seller hired by Purchaser credit for prior years of service with Seller for purposes of participation and vesting in Purchaser's employee benefit plans. Effective at the Closing Date, all employees of Seller hired by Purchaser shall be entitled to participate in Purchaser's employee benefit plans. The Seller will adopt appropriate resolutions of its Board of Directors terminating its Employee Benefit Plans (except for the cafeteria plan) as of the Closing Date (or in the case of its health insurance plan, as of the close of business on the date immediately prior to the Closing Date). If and to the extent that the Seller obtains an appropriate determination letter from the Internal Revenue Service with respect to its money purchase pension plan and 401(k) profit sharing plan, the Seller's former employees who become participants in the Purchaser's profit sharing plan will be entitled to rollover their balances from the Seller's plans to the Purchaser's plan.

         12.      RESTRICTIVE COVENANTS.

                  (a) Noncompetition. For the period commencing on the Closing Date and continuing through and including the three (3) years following the Closing Date, neither the Seller, the Stockholder, nor any officer or director of the Seller, will, without the prior written consent of the Purchaser, directly or indirectly, enter into, engage in, be employed by or consult with any business in any county in any state in which either the Seller or the Purchaser does or has done business, in competition with the Business, whether as an individual, independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity.

                  (b) Nonsolicitation of Clients and Employees. For the period commencing on the Closing Date and continuing through and including three
(3) years following the Closing Date, the Stockholder shall not, directly or indirectly, either as an individual, partner, officer, director, stockholder, advisor, independent contractor, joint venturer, consultant, agent, employee, representative or salesman for any person, firm, partnership, corporation or other entity, or otherwise, (i) solicit or counsel any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client or prospective client (including any individual who is or was an employee, principal, partner, officer or director of a client or prospective client) of Purchaser or Seller with whom Stockholder had a substantial relationship within the preceding three (3) year period, regardless of such person's or entity's location, to terminate any business relationship with Purchaser and/or to commence a similar business relationship with any other individual or entity; (ii) accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a client or prospective client (including any individual who is or was an employee, principal, partner, officer or director of a client or prospective client), of Purchaser or Seller with whom Stockholder had a substantial relationship within the preceding three (3) year period, regardless of such person's or entity's location; or (iii) solicit any of the employees, consultants, agents, or independent contractors of Purchaser to terminate any business relationship with Purchaser. The restrictions of this Section 12(b) shall not be violated by the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ).

                  (c) Extension of Time. The period of time during which the Seller or the Stockholder is prohibited from engaging in certain business practices pursuant to Sections 12(a) and (b) shall be extended by any length of time during which the Seller or the Stockholder (or either one of them) is in breach of such covenant.

                  (d) Essential Elements. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 12(a) and (b) are essential elements of this Agreement, and that, but for the agreement of the Seller and the Stockholder to comply with such covenants, the Purchaser would not have agreed to enter into this Agreement. Such covenants by the Seller and the Stockholder shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of the Seller or the Stockholder against the Purchaser, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such covenant.

                  (e) Severability. It is agreed by the parties to this Agreement that if any portion of the restrictive covenants set forth in Sections 12(a) and (b) is held to be unreasonable, arbitrary or against public policy, then each such portion of such covenants shall be considered divisible both as to time and geographical area. The parties agree that, if the specified time period or the specified geographical area applicable to Sections 12(a) and/or
(b) is determined to be invalid, unreasonable, arbitrary or against public policy, a lesser period of time or geographical area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties to this Agreement agree that, if a specified time period or a specified geographical area is determined to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Seller and/or the Stockholder.

                  (f) Termination Without Good Cause. In the event of the termination without good cause of the Stockholder by the Purchaser as defined in the Employment Agreement referred to in Section 7(b), the Restrictive Covenants set forth in Sections 12(a) and (b) above shall extend only for a period of one year from the date of such termination.

         13.      GENERAL.

                  (a) No Brokers. Each of the parties to this Agreement represents and warrants, each to the others, that it has not utilized the services of any finder, broker or agent. Each of the parties agrees to indemnify the other parties against and hold them harmless from any and all liabilities to any person, firm or corporation claiming any broker's or finder's fee or commission of any kind on account of services rendered on behalf of such corporation in connection with the transactions contemplated by this Agreement.

                  (b) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein or in any document delivered in connection herewith or therewith. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  (c)      Remedies.

                           (i)      General. The parties to this Agreement
acknowledge that the performance of their respective obligations hereunder is essential to the consummation of the transactions contemplated by this Agreement. Each of them further acknowledges that the Assets are unique and that no party will have an adequate remedy at law if any other party fails to perform its or his obligations hereunder. The parties further agree that damages at law will be an insufficient remedy to the Purchaser in the event that the restrictive covenants of Sections 12(a) and (b) are violated. In any such event, each party shall have the right, in addition to any other remedies or rights it may have, upon application to a court of competent jurisdiction, to obtain injunctive relief to compel specific performance of this Agreement. The other party agrees to pay to the prevailing party all costs and expenses incurred by the prevailing party relating to the enforcement of this Agreement, including reasonable fees and disbursements of counsel (before, during or after arbitration or trial and in appellate proceedings). The right to seek specific performance by way of injunctive relief provided in this Section 13(c)(i) and the right to indemnification provided in Section 10 shall be the exclusive remedies of the parties pursuant to this Agreement.

                           (ii)     Mandatory Arbitration. Should any dispute
arise among or between one or more of the parties to this Agreement relating to this Agreement, the interpretation of any provision hereof, or any of the rights or obligations hereunder of any of the parties to this Agreement, then at the election of any party involved in such dispute, such dispute shall be resolved finally by a single arbitrator in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitrations. The arbitrator shall be appointed as follows: the party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew. The arbitration shall take place in a state which shall be agreed to by the parties, other than the state where the Stockholder resides or where the Purchaser is incorporated; provided, however, that if the parties cannot agree upon a state, the arbitration shall take place in Denver, Colorado. The decision of such arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the right to seek specific performance by way of injunctive relief to enforce the provisions of Sections 12(a) and (b) set forth in Section 13(c)(i) above, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or the other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, that the Purchaser may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Purchaser's disclosure obligations under applicable securities or other laws.

                  (d) Expenses. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

                  (e) Press Releases. The Purchaser and the Seller shall consult with each other and shall mutually agree as to the form and substance of any press release or other public disclosure of matters related to this Agreement prior to the distribution or documentation of any such release; provided however, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

                  (f) Confidentiality. If the transactions contemplated by this Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and to not use for its own benefit any of the information (unless in the public domain) obtained from any other party and to promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties. If the transactions contemplated in this Agreement are consummated, each of the parties agrees to keep confidential and not to disclose to any person or entity, whether orally or in writing, any of the terms of the transactions or any of the specific provisions of this Agreement or any of the Exhibits hereto.

                  (g) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to the parties at the addresses set forth on EXHIBIT N.

                  (h) Entire Agreement; Amendment. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof, other than the agreements and understandings set forth in the Confidentiality Agreement dated August 26, 1997 between the parties hereto, which shall remain in full force and effect in accordance with the terms thereof. This Agreement may not be modified or otherwise amended except by an instrument in writing executed by the parties to this Agreement.

                  (i) Assignability. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement.

                  (j) Venue; Process. The parties to this Agreement agree that jurisdiction and venue of any action brought pursuant to this Agreement, to enforce the terms hereof or otherwise with respect to the relationships between the parties created or extended pursuant hereto, shall properly lie in Denver, Colorado, unless another state is agreed to by the parties. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such Court shall constitute valid and lawful service of process against them, without the necessity for service by any other means otherwise provided by statute or rule of Court.

                  (k) Further Assurances. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as any party or its counsel may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

                  (l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (m) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  (n) Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida (except any choice of law provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby).

         IN WITNESS WHEREOF, this Agreement has been signed by the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of each of the corporate parties hereto, all on the date first above written.


ATTEST:                                       CHARTWELL PARTNERS
                                              INTERNATIONAL, INC.
         (CORPORATE SEAL)

                                              By:
---------------------------------                ------------------------------
         Secretary                                              President
                                                              "SELLER"

                                                                      WITNESSES:

---------------------------------                ------------------------------
                                                 DAVID M. DEWILDE

---------------------------------                ------------------------------
       As to Stockholder                                  "STOCKHOLDER"


ATTEST:                                          LAMALIE ASSOCIATES, INC.

       (CORPORATE SEAL)

                                                 By:
---------------------------------                   ---------------------------
       Secretary                                    Jack P. Wissman, Executive
                                                    Vice President

                                                            "PURCHASER"

                                    EXHIBITS



   Exhibit          Section               Description
============================================================================
      A             1.5(b), 1.(c)         Excluded Assets

     A(1)           2(c)                  Form of Note

      B             2.(f)                 Assumed Liabilities

      C             2.(g)                 Allocation of Purchase Price

      D             3.(j)                 Leased Real Property

      E             3.(m)                 Employee Benefits Plan of Seller

      F             3.(n)                 Owned Personal Property

      G             3.(o)                 Leased Personal Property

      H             3.(e), 3.(f)          Seller's Financial Statements

                    3,(p)

      I             3.(q)                 Insurance Policy List

      J             3.(t)                 Consents and Approvals to be Obtained
                                          by Seller

      K             7.(b), 8.(d)          Form of Employment Agreement

      L             7.(c)                 Form of Lock-Up Agreement

      M             7.(j)                 Opinion of Seller's Counsel

      N             13.(g)                List of Party Addresses for Notices